Exhibit 99.1

Marten Transport Announces Third Quarter Results

Net Income of 28 Cents per Diluted Share

MONDOVI, Wis., October 20, 2008 (GLOBE NEWSWIRE) – Marten Transport, Ltd. (Nasdaq/GS:MRTN) announced today its financial and operating results for the quarter ended September 30, 2008.

Operating revenue, consisting of revenue from truckload and logistics operations, increased 12.7% to $163.4 million in the third quarter of 2008 from $145.0 million in the 2007 quarter.  For the nine-month period of 2008, operating revenue increased 12.4% to $466.7 million from $415.2 million for the 2007 period.  Truckload revenue increased 9.2% to $137.0 million from $125.5 million in the 2007 quarter.  For the nine-month period of 2008, truckload revenue increased 6.8% to $392.2 million from $367.4 million for the 2007 period.  Logistics revenue, which consists of revenue from brokerage and intermodal operations, increased 35.2% to $26.3 million from $19.5 million in the 2007 quarter.  For the nine-month period of 2008, logistics revenue increased 55.7% to $74.5 million from $47.9 million for the 2007 period.

Operating revenue included fuel surcharges of $41.3 million and $109.4 million for the third quarter and nine-month period of 2008, compared with $22.6 million and $61.1 million for the third quarter and nine-month period of 2007.  Operating revenue, net of fuel surcharges, decreased 0.3% to $122.1 million in the 2008 quarter and increased 0.9% to $357.3 million in the 2008 nine-month period.

For the third quarter ended September 30, 2008, net income was $6.1 million, or 28 cents per diluted share, compared with $3.1 million, or 14 cents per diluted share, for the same quarter of 2007.  For the nine-month period of 2008, net income was $12.2 million, or 56 cents per diluted share, compared with $12.0 million, or 55 cents per diluted share, for the 2007 period.

Chairman and Chief Executive Officer Randolph L. Marten said, “In the third quarter we were able to demonstrate the strength of our business model and our team’s ability to execute in a difficult freight environment.  Our major investments in developing regional operations to help optimize our customers’ supply chains, growing intermodal capacity to gain efficiency, using our logistics operation to cover additional freight while satisfying customers’ needs, and installing auxiliary power units to save fuel and reduce emissions all paid off.  We picked up a boost from diesel fuel prices that decreased during the quarter, but even without that benefit our results would have improved compared with the third quarter of 2007 or with the second quarter of 2008.

“We continued our strategy of constraining the size of our asset-based truckload fleet and growing our asset-light logistics and intermodal operations in the quarter.  Within our truckload operations, our employees efficiently adapted to the market conditions and focused on providing superior customer service to ensure our fleet was kept loaded with the most profitable freight available to us.  This strategy, along with the growth of our regional operations, contributed to a 4.9 cents per total mile increase in average truckload revenue, net of fuel surcharges, to $1.531 in the third quarter of 2008 from $1.482 in the third quarter of the prior year.  As a result of these initiatives, our average truckload revenue per tractor per week, net of fuel surcharges, improved by 2.8% to $3,231 in the 2008 quarter from $3,142 in the 2007 quarter.  We achieved this improvement despite reducing our average miles per trip by 7.2% as a result of intentionally reducing our length of haul in certain lanes and seeing an increase in our non-revenue miles percentage.

“Our truckload operations continue to evolve as we search for expanded and more efficient ways to serve our customers.  To that end, we opened a new regional facility in Dallas, Texas earlier this year and have also recently opened another regional facility in Richmond, Virginia along with a facility in Laredo, Texas to service our customers’ freight needs in the Golden Triangle area of Mexico, where about 65% of Mexico’s population resides.  Expanding our regional capability affords us additional flexibility in allocating loads more efficiently between truck and rail intermodal service.  Also, the additional locations enable us to open up new business opportunities with existing and prospective customers who would have otherwise used another carrier.  We’re excited to bring Marten’s award-winning service to both existing and prospective customers in these locales.

“Our logistics operations continued to expand at a rapid pace.  Logistics revenue, net of intermodal fuel surcharges, grew to $23.5 million in the third quarter, an increase of 26.3% over the 2007 quarter. Logistics revenue consists of revenue from our internal brokerage and intermodal operations and from revenue associated with our 45% interest in MW Logistics, LLC, a third-party provider of logistics services. Consistent with the growth of our logistics business, purchased transportation expense increased 4.4% in the 2008 quarter compared with the 2007 quarter after taking into account a 36.8% decrease in the number of miles driven by independent contractors.

“Our net fuel expense, after fuel surcharges, improved significantly compared with the third quarter of 2007, despite much higher average diesel fuel prices.  Our average cost per gallon was $4.01, compared with $2.83 in the third quarter of 2007.  Over the past year, we have worked diligently to control fuel costs and usage by improving our volume purchasing arrangements with national fuel centers, focusing on shorter lengths of haul, managing the miles for which we do not receive fuel surcharges, and installing and tightly managing the use of auxiliary power units in 94% of our tractors to minimize engine idling.  Fuel expense was also affected by a decrease in company truck miles and declining fuel prices throughout the quarter.  As a result of these factors, our net fuel expense (fuel and fuel taxes net of fuel surcharge revenue and surcharges passed through to independent contractors, outside drayage carriers and railroads) improved by nearly $5.7 million compared with the third quarter of 2007.  Moreover, we receive fuel surcharges on a delayed basis, which caused our third quarter results to benefit disproportionately from the decline in fuel prices.  Accordingly, assuming no further declines in the cost of fuel in the fourth quarter, we would expect our net cost of fuel as a percentage of revenue to be higher in the fourth quarter than it was in the third quarter.

“Gain on disposition of revenue equipment remained flat as compared to the third quarter of 2007.  We do not expect our gain on disposition to improve in the near future as we believe that there are few buyers with adequate financing in comparison with available inventory, and the expectation of additional trucking company failures this winter is likely to keep used truck inventories high.

“Our operating ratio (operating expenses as a percentage of operating revenue) was 93.6% for the third quarter of 2008 compared with 96.1% for the third quarter of 2007.

“At September 30, 2008, our balance sheet reflected approximately $249.8 million in stockholders’ equity and $7.3 million in debt, for a debt-to-capitalization ratio of approximately 2.9%.  In the third quarter of 2008, we retired approximately $10.9 million in debt.  With anticipated net capital expenditures of approximately $20 million for the remainder of 2008, we expect to finish the year with a well-maintained fleet and a very strong balance sheet.”

Looking forward at the balance of 2008, Mr. Marten offered the following comments: “For the fourth quarter of 2008, we expect freight demand to continue to decline as compared to the fourth quarter of 2007. The start of October has been relatively soft and, due to economic conditions, we do not expect our customers in the consumer retail business to build or refresh their inventories to historical fourth-quarter levels.  Furthermore, we believe that the recent improvements in fuel prices have negatively impacted the capacity situation, as some weak carriers avoided failing or were encouraged to bring on capacity that had been idled.  With those expectations in mind, our strategy is to continue to protect our truckload rate structure by providing superior customer service, to appropriately size our fleet to existing demand, to expand our logistics, intermodal, and regional operations and to aggressively control our costs and explore new business opportunities.

“In addition to our operating results, we are also pleased to be named to Forbes Magazine’s list of the 200 Best Small Companies in America for the third time in the last four years.  The list appears in the October 27, 2008 issue.”

Marten Transport, with headquarters in Mondovi, Wis., is one of the leading temperature-sensitive truckload carriers in the United States.  Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this release, forward-looking statements involve, among other things, our expectations concerning our position in the industry and ability to grow and improve in our markets, freight demand, industry-wide capacity of tractors and trailers, net capital expenditures, the condition of our fleet, the strength of our balance sheet, and improvements in operating results.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the risk that our perception of the cyclicality of the markets we primarily serve is incorrect or there are recessionary economic cycles and downturns in customers’ business cycles; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment causing our gain on disposition to fluctuate; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to maintain profitability in or continue to grow our logistics business; our ability to successfully enter new markets in Dallas, Texas, Richmond, Virginia, Laredo, Texas, and Mexico, surplus inventories; recessionary economic cycles and downturns in customers’ business cycles; strikes, work slow downs, or work stoppages at the company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers;  the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increased indebtedness, and associated interest expense, arising from upgrading our fleet of equipment; shortages in supply of new equipment from manufacturers; changes in management’s estimates of the need for new tractors and trailers; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers’ compensation, health, and other claims; changes in management’s estimates of liability based upon such experience and development factors; increases in insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; decreases in productivity that may offset or eliminate potential savings from the installation of auxiliary power units, unexpected maintenance or other costs associated with such units, or our inability to continue to maintain idle time at the recent level; competition from trucking, rail, and intermodal competitors; and regulatory requirements that increase costs or decrease efficiency, including new emissions standards for engines, the adoption of ultra-low sulfur diesel fuel and revised hours-of-service requirements for drivers, or changes in tax treatment with respect to our per diem program. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The Company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

CONTACTS: Randy Marten, Chairman and Chief Executive Officer, and Jim Hinnendael, Chief Financial Officer, of Marten Transport, Ltd., 715-926-4216.

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
(In thousands, except share information)	2008	2007

ASSETS
Current assets:
Cash	$2,411	$3,618
Marketable securities	65	350
Receivables:
Trade, net	63,193	51,539
Other	6,983	6,175
Prepaid expenses and other	11,719	13,823
Deferred income taxes	6,663	4,653
Total current assets	91,034	80,158
Property and equipment:
Revenue equipment, buildings and land, office equipment and other	441,375	447,430
Accumulated depreciation	(133,206)	(122,246)
Net property and equipment	308,169	325,184
Other assets	833	2,048
TOTAL ASSETS	$400,036	$407,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$1,293	$—
Accounts payable and accrued liabilities	40,829	32,384
Insurance and claims accruals	20,938	17,431
Current maturities of long-term debt	5,000	5,000
Total current liabilities	68,060	54,815
Long-term debt, less current maturities	2,342	39,643
Deferred income taxes	78,160	74,719
Total liabilities	148,562	169,177
Minority interest	1,702	1,283
Stockholders’ equity:
Preferred stock, $.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value per share; 48,000,000 shares authorized; 21,830,071 shares at September 30, 2008, and 21,811,837 shares at December 31, 2007, issued and outstanding	218	218
Additional paid-in capital	75,163	74,570
Retained earnings	174,391	162,142
Total stockholders’ equity	249,772	236,930
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$400,036	$407,390

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(In thousands, except per share information)	2008	2007	2008	2007

OPERATING REVENUE	$163,377	$144,969	$466,745	$415,206

OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	39,885	38,808	114,322	115,786
Purchased transportation	29,125	27,891	88,414	74,390
Fuel and fuel taxes	51,215	39,586	144,929	109,524
Supplies and maintenance	9,588	10,448	28,298	28,364
Depreciation	12,396	11,867	36,704	35,317
Operating taxes and licenses	1,588	1,736	5,062	5,161
Insurance and claims	5,770	5,946	17,988	16,792
Communications and utilities	837	938	2,707	2,848
Gain on disposition of revenue equipment	(453)	(435)	(2,439)	(2,883)
Other	2,898	2,488	8,322	7,780

Total operating expenses	152,849	139,273	444,307	393,079

OPERATING INCOME	10,528	5,696	22,438	22,127

OTHER EXPENSES (INCOME):
Interest expense	196	943	1,032	3,064
Interest income and other	(38)	(186)	(152)	(531)
Minority interest	317	301	922	530
	475	1,058	1,802	3,063

INCOME BEFORE INCOME TAXES	10,053	4,638	20,636	19,064

PROVISION FOR INCOME TAXES	3,926	1,573	8,387	7,061

NET INCOME	$6,127	$3,065	$12,249	$12,003

BASIC EARNINGS PER COMMON SHARE	$0.28	$0.14	$0.56	$0.55

DILUTED EARNINGS PER COMMON SHARE	$0.28	$0.14	$0.56	$0.55

MARTEN TRANSPORT, LTD.

SEGMENT INFORMATION

(Unaudited)

			Dollar Change	Percentage Change
	Three Months Ended September 30,		Three Months Ended September 30,	Three Months Ended September 30,
(Dollars in thousands)	2008	2007	2008 vs. 2007	2008 vs. 2007
Operating revenue:
Truckload revenue, net of fuel surcharge revenue	$98,600	$103,831	$(5,231)	(5.0)%
Truckload fuel surcharge revenue	38,442	21,666	16,776	77.4
Total Truckload revenue	137,042	125,497	11,545	9.2

Logistics revenue, net of intermodal fuel surcharge revenue	23,472	18,580	4,892	26.3
Intermodal fuel surcharge revenue	2,863	892	1,971	221.0
Total Logistics revenue	26,335	19,472	6,863	35.2

Total operating revenue	$163,377	$144,969	$18,408	12.7%

Operating income:
Truckload	$8,619	$4,108	$4,511	109.8%
Logistics	1,909	1,588	321	20.2
Total operating income	$10,528	$5,696	$4,832	84.8%

Operating ratio:
Truckload	93.7%	96.7%		3.1%
Logistics	92.8	91.8		(1.1)
Consolidated operating ratio	93.6%	96.1%		2. 6%

MARTEN TRANSPORT, LTD.

SEGMENT INFORMATION

(Unaudited)

			Dollar Change	Percentage Change
	Nine Months Ended September 30,		Nine Months Ended September 30,	Nine Months Ended September 30,
(Dollars in thousands)	2008	2007	2008 vs. 2007	2008 vs. 2007
Operating revenue:
Truckload revenue, net of fuel surcharge revenue	$289,737	$308,462	$(18,725)	(6.1)%
Truckload fuel surcharge revenue	102,508	58,893	43,615	74.1
Total Truckload revenue	392,245	367,355	24,890	6.8

Logistics revenue, net of intermodal fuel surcharge revenue	67,583	45,680	21,903	47.9
Intermodal fuel surcharge revenue	6,917	2,171	4,746	218.6
Total Logistics revenue	74,500	47,851	26,649	55.7

Total operating revenue	$466,745	$415,206	$51,539	12.4%

Operating income:
Truckload	$16,980	$18,520	$(1,540)	(8.3)%
Logistics	5,458	3,607	1,851	51.3
Total operating income	$22,438	$22,127	$311	1.4%

Operating ratio:
Truckload	95.7%	95.0%		(0.7)%
Logistics	92.7	92.5		(0.2)
Consolidated operating ratio	95.2%	94.7%		(0.5)%

MARTEN TRANSPORT, LTD.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Truckload Segment:
Average truckload revenue, net of fuel surcharges, per total mile	$1.531	$1.482	$1.502	$1.477
Average miles per tractor(1)	27,736	27,874	81,977	81,956
Average truckload revenue, net of fuel surcharges, per tractor per week(1)	$3,231	$3,142	$3,146	$3,103
Average tractors (1)	2,322	2,514	2,353	2,549
Average miles per trip	835	900	863	917
Non-revenue miles percentage(2)	8.0%	7.4%	8.0%	7.6%
Total miles – company-employed drivers (in thousands)	56,897	58,188	166,794	173,717
Total miles – independent contractors (in thousands)	7,510	11,891	26,058	35,188

Logistics Segment:
Brokerage:
Revenue (in thousands)	$15,902	$13,887	$47,613	$33,312
Loads	7,485	7,253	23,076	17,658
Intermodal:
Revenue (in thousands)	$10,433	$5,585	$26,887	$14,539
Loads	3,237	1,848	8,163	4,762
Average tractors	61	34	51	28

At September 30, 2008, and September 30, 2007:
Total tractors(1)	2,377	2,532
Average age of company tractors (in years)	2.2	1.9
Total trailers	4,249	3,986
Average age of company trailers (in years)	2.9	2.5
Ratio of trailers to tractors(1)	1.8	1.6
Ratio of tractors to non-driver personnel(1)	4.7	5.1

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2008	2007	2008	2007

Net cash provided by operating activities	$28,013	$14,907	$49,731	$44,401
Net cash used for investing activities	17,678	9,888	14,908	42,235

Weighted average shares outstanding:
Basic	21,798	21,812	21,773	21,789
Diluted	21,952	21,968	21,926	21,963

(1)	Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 209 and 358 tractors as of September 30, 2008, and 2007, respectively.

(2)	Represents the percentage of miles for which the company is not compensated.